Exhibit 99.1
GT Advanced Technologies Actively Pursuing ASF® Furnace Sales without Exclusivity Restrictions Following Bankruptcy Court Approval of Settlement Agreement with Apple

MERRIMACK, N.H., December 23, 2014– GT Advanced Technologies Inc. today announced that following the Bankruptcy Court’s recent approval of its Settlement Agreement with Apple, GT is now pursuing ASF® furnace opportunities for sapphire cover glass applications across the broader smartphone market as well as ongoing opportunities in the LED and Industrial markets.

Under the Settlement Agreement, all previous exclusivity restrictions have been lifted and GT retains control of its intellectual property as well as ownership of its production, ancillary and inventory assets located in Mesa. GT has been provided with a rent-free lease of the Mesa facility through the end of 2015 and a subsequent rent-free lease of a portion of the facility for storage through 2019, subject to early termination by Apple on 6-months prior notice, which can be issued no sooner than July 1, 2016. Apple has been provided with a mechanism for recovering its $439 million pre-payment made to GT whereby Apple will receive a portion of ASF sales for each furnace that GT sells.

“We are very pleased that the court has approved our Settlement Agreement with Apple, which we believe is in the best interest of all parties,” said Tom Gutierrez, GT’s chief executive officer and president. “We are focused on executing on our business plan which includes marketing and selling our market-leading ASF sapphire growth technology. Based on the demonstrated field performance of the ASF, GT’s technology roadmap and our unmatched sapphire growth expertise, we are confident that GT’s ASF platform offers sapphire manufacturers the most cost competitive, scalable and versatile solution for sapphire growth for several applications including consumer electronics. Since we have re-entered the market, interest in our sapphire technology has continued to grow.”

Gutierrez concluded, “Since our chapter 11 filing, we have taken several important steps to significantly reduce our cash operating expenses and protect our cash position, which was $96.7 million as of December 19th, while at the same time we have continued to invest in our market leading technologies. We are making good progress in our efforts to secure debtor-in-possession financing which we believe will provide GT with sufficient liquidity to continue to implement our business plan.”

About GT Advanced Technologies Inc.
GT Advanced Technologies Inc. is a leading diversified technology company producing advanced materials and innovative crystal growth equipment for the global consumer electronics, power electronics, solar and LED industries. Its technical innovations accelerate the use of advanced materials, enabling a new generation of products across this diversified set of global markets. For additional information about GT Advanced Technologies, please visit www.gtat.com.

Contacts:

Media
GT Advanced Technologies
Jeff Nestel-Patt
Jeff.Nestelpatt@gtat.com
603-204-2883

Investors/Analysts
GT Advanced Technologies Inc.
Ryan Flaim
Ryan.Flaim@gtat.com
603-681-3869

Forward-Looking Statements
Some of the information in this press release relates to future expectations, plans and prospects for the Company's business and industry that constitute "forward-looking statements" for the purposes of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "should," "expect," "plan," "project," "intend," "anticipate," "believe," "estimate," "predict," "potential," "pursue," "target," "continue," the negative of such terms or other comparable terminology.  Forward-looking statements include, but are not limited to the following: the Company will pursue ASF® furnace opportunities for sapphire cover glass applications across the broader smartphone market as well as ongoing opportunities in the LED and Industrial markets; the Company will be successful in converting ASF® furnace opportunities for sapphire cover glass applications across the broader smartphone market as well as ongoing opportunities in the LED and Industrial markets into future sales and into revenue; the Settlement Agreement is in the best interest of all parties to such agreement; the Company is focused on executing on its business plan (and will be successful in doing so) which includes marketing and selling its market-leading ASF sapphire growth technology; based on the demonstrated field performance of the ASF, the Company’s technology roadmap and its unmatched sapphire growth expertise, the Company is confident that the ASF platform offers sapphire manufacturers the most cost competitive, scalable and versatile solution for sapphire growth for several applications including consumer electronics; the Company continues to invest in its market leading technologies; the Company is making good progress in its efforts to secure debtor-in-possession financing and that this debtor-in-possession financing will provide the Company with sufficient liquidity to continue to implement its business plan.  These forward-looking statements are not a guarantee of performance and these statements involve certain risks and uncertainties that may be beyond the Company's control and may cause actual future results to differ materially from our current expectations both in connection with the settlement agreement with Apple, the Chapter 11 filings and the Company’s business and financial prospects.  Statements of management's expectations, including its ability to successfully restructure, to address its financial challenges, obtain debtor-in-possession financing, the ability to address important issues in an orderly way and to make the Company stronger and more competitive are based on current assumptions and expectations.  No assurance can be made that these events will come to fruition.  Factors that could affect our results include, but are not limited to: (i) market demand for the Company’s equipment tools (including ASFs), (ii) the ability of the Company and its subsidiaries to continue as a going concern, (iii) the ability of the Company to obtain debtor-in-possession financing in adequate amounts; (iv) the ability of the Company and its subsidiaries to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 cases, (v) the ability of the Company and its subsidiaries to prosecute, develop and consummate one or more plans of reorganization with respect to the Chapter 11 cases, and (vi) the effects of the bankruptcy filing on the Company and its subsidiaries and the interests of various creditors, equity holders and other constituents. Other factors that may cause actual events to differ materially from those expressed or implied by the forward-looking statements and various other risks are outlined in GT Advanced Technologies Inc.'s filings with the Securities and Exchange Commission, including (but not limited to) the statements under the heading "Risk Factors" in the Company's Quarterly Report on Form 10-Q for the quarter ended June 28, 2014 and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Statements in this press release should be evaluated in light of these important factors. The statements in this press release represent GT Advanced Technologies Inc.'s expectations and beliefs as of the date of this press release. GT Advanced Technologies Inc. anticipates that subsequent events and developments may cause these expectations and beliefs to change. GT Advanced Technologies Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.